Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of August 17, 2016 between Vitae Pharmaceuticals, Inc., a Delaware corporation (“Vitae”), and Allergan, Inc., a Delaware corporation (“Allergan” and with Vitae referred to collectively as the “Parties” and individually as a “Party”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Allergan’s acquisition of all or a portion of the equity interests in or assets (including through license) of Vitae (a “Transaction”), each Party has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”.) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 13 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating or negotiating a Transaction (or any potential transaction described in Section 7 following the expiration or termination of the Standstill Period); or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 13 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives. The Recipient will (at its own expense) notify its Representatives of this Agreement and the restrictions herein, including its Representatives’ obligations hereunder.

2. Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual(s) identified opposite the name of the Provider on EXHIBIT A (the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative of the Provider in connection with a Transaction without the prior written authorization of the Provider Contact Person.

3. No Representations by Provider. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and, in the absence of intentional fraud (i.e., with scienter), neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties that are included in any final definitive written agreement that provides for the consummation of a Transaction between the Parties (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a Transaction between the Parties (or any potential transaction described in Section 7 following the expiration or termination of the Standstill Period), and (B) has been provided with a copy of this Agreement and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will immediately provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate, at Provider’s expense, with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5. Return of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering such Confidential Information to the Provider, the Recipient may destroy such Confidential Information and deliver to the Provider a certificate confirming their destruction; provided further, that Recipient shall not be required to return or destroy copies of Confidential Information created pursuant to Recipient’s automatic archiving and back-up procedures. Notwithstanding the delivery to the Provider, the destruction by the Recipient or the automatic archiving by Recipient of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement with respect to such Confidential Information.

6. Limitation on Soliciting Employees. During the 12 month period commencing on the date of this Agreement, each Party agrees that it will not permit any of its officers, directors or employees or any direct or indirect subsidiary or any employment agency retained by a Party or any such subsidiary, in each case who is or becomes aware of the negotiation of a possible Transaction between the Parties, to solicit for employment with such Party or with any of its direct or indirect subsidiaries any employee of the other Party or any of its direct or indirect subsidiaries; provided, however, that this Section 6 will not prevent either Party or its direct or indirect subsidiaries (or employment agencies acting on their behalf) from making generalized searches for employees, including by causing to be placed any general advertisement or similar notices or engaging search firms or in the case of employment agencies, contacting employees of the other Party or its direct or indirect subsidiaries, provided that that such searches are not targeted specifically at employees of the other Party or its direct or indirect subsidiaries.

7. Standstill Provision. During the 9 month period commencing on the date of this Agreement (the “Standstill Period”), neither Allergan nor any of Allergan’s subsidiaries or other Representatives on behalf of Allergan will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Vitae or any securities of any subsidiary of Vitae, (ii) any acquisition of any assets of Vitae or any assets of any subsidiary of Vitae, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Vitae or any subsidiary of Vitae or involving any securities or assets of Vitae or any securities or assets of any subsidiary of Vitae, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Vitae or any subsidiary of Vitae;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Vitae or any subsidiary of Vitae;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Vitae or any subsidiary of Vitae;

(d) take any action that would require Vitae to make a public announcement regarding any of the types of matters set forth in clause (a) of this Section 7;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause (a), (b), (c) or (d) of this Section 7;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause (a), (b), (c), (d) or (e) of this Section 7;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) request or propose that Vitae amend, waive or consider the amendment or waiver of any provision set forth in this Section 7.

Notwithstanding the foregoing or anything herein to the contrary, (A) Allergan may exercise voting rights pursuant to its ownership of any securities of Vitae that were not acquired in violation of this Agreement at any regular or special meeting (or by written consent in lieu of a meeting) at which holders of the same class of securities are entitled to vote, (B) Allergan’s Chief Executive Officer may confidentially contact Vitae’s Chief Executive Officer to express continuing or renewed interest in a Transaction and (C) Allergan may make confidential proposals with respect to a potential Transaction to the Board of Directors of Vitae. The foregoing restrictions set forth in this Section 7 shall immediately and automatically terminate and cease to apply without any further action by either Party in the event that (I) Vitae authorizes a process for the solicitation of offers or indications of interest with respect to an Alternative Transaction and fails to invite Allergan to participate in the process on substantially the same terms as apply to any of the other participants in such process in a manner that is adverse to Allergan or, during the course of any such process, fails to allow Allergan to continue to participate in such process on substantially the same terms as apply to any of the other participants in such process in a manner that is adverse to Allergan, (II) Vitae’s board of directors (or a committee thereof) approves, or Vitae enters into a definitive agreement providing for, an Alternative Transaction, (III) a third party commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would constitute an Alternative Transaction or (IV) any person or “group” (as such term is used under the Exchange Act) commences any “solicitation” of “proxies” (as such terms are used under the Exchange Act) or consents with respect to the voting securities of Vitae in which such person or group would, if successful, elect or acquire the ability to elect a majority of the members of the board of directors of Vitae or result in a majority of the seats of the board of directors of Vitae becoming vacant. As used in this Agreement, “Alternative Transaction” shall mean a transaction or series of related transactions involving a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving Vitae or any of its subsidiaries, an issuance or third-party acquisition (including by way of tender or exchange offer) of securities, in each case as a result of which any person or “group” (as such term is used under the Exchange Act) or the shareholders of any such person or group (in the aggregate) would beneficially own securities representing 50% or more of the equity securities (by voting power or value, including upon exercise, exchange or conversion of any other security) of Vitae or an acquisition by a third party of all or substantially all of the assets of Vitae, other than the evaluation of a Transaction being considered hereunder.

8. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party recognizes that, except as expressly provided in any legally binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that monetary damages calculated at law may not be an adequate remedy for breach of this Agreement, and that each Party shall be entitled to seek injunctive relief or other more appropriate equitable relief (in addition to any other remedy it may have under this Agreement or otherwise at law or in equity) in the event of any breach of this Agreement by the other Party. In the event of litigation relating to this Agreement, the Party that does not prevail in a court of competent jurisdiction will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based upon any information of the type referred to in clause (a) of this Section 12;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause (a) of this Section 12 has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a Transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in violation of this Agreement;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not known to the Recipient at the time such source disclosed such information to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

13. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(e) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, (i) Provider, or the applicable direct or indirect subsidiary of Provider, is not waiving and shall not be deemed to have waived or diminished its attorney-client privileges, work-product protections, or other applicable privileges or doctrines as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) and (ii) it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(f) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(g) This Agreement will terminate 12 months from the effective date of this Agreement, unless earlier terminated by either Party at any time upon 30 days written notice to the other Party. The termination of this Agreement shall not relieve the Recipient of the obligations hereunder with respect to Confidential Information of the Provider (which shall survive any such termination and continue for a period of four years from the effective date of this Agreement), or relieve either party of its obligations under Section 6 of this Agreement or relieve Allergan of its obligations under Section 7 of this Agreement (which shall survive for the stated durations thereof), and the provisions of Sections 3, 5, 8, 9, 10, 11 and 13 shall remain in full force and effect and survive any termination of this Agreement.

(h) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(i) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

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VITAE PHARMACEUTICALS, INC.

By:	/s/ Jeffrey Hatfield

Title:	CEO

Address:

502 West Office Center Drive

Fort Washington, PA 19034

ALLERGAN, INC.

By:	/s/ Kira Schwartz

Title:	Secretary

Address:

400 Interpace Parkway

Parsippany, NJ 07054

EXHIBIT A

PROVIDER CONTACT PERSON

VITAE:

Jeff Hatfield, CEO

Rich Morris, CFO

Scott Applebaum, General Counsel

ALLERGAN: